Exhibit 5.1
[Helms Mulliss & Wicker, PLLC Letterhead]
August 30, 2006
First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262
Re:      Registration Statement on Form S-4 Relating to 2,975,000 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to First Charter Corporation, a North Carolina corporation (the “Corporation”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 2,975,000 shares (the “Shares”) of the Corporation’s common stock, no par value (the “Common Stock”), that may be issued by the Corporation in connection with the merger (the “Merger”) of GBC Bancorp, Inc., a Georgia corporation (“GBC”) with and into the Corporation, as described in the Registration Statement.
     In rendering this opinion, we have reviewed resolutions of the Board of Directors of the Corporation approving the Merger and the issuance of the Shares and such matters of law as we have deemed appropriate. Based on the foregoing, we are of the opinion that the Shares are legally authorized, and when the Registration Statement shall have been declared effective by order of the Commission and such Shares shall have been issued in accordance with the terms and conditions described in the Registration Statement and set forth in the Agreement and Plan of Merger, dated as of June 1, 2006, between the Corporation and GBC, the Shares will be validly issued, fully paid and nonassessable.
     This opinion is limited to the federal laws of the United States and the laws of the State of North Carolina and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent (1) to be named in the Registration Statement and in the prospectus contained therein under the heading “Legal Matters” as attorneys who passed upon the validity of the Shares and (2) to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Helms Mulliss & Wicker, PLLC